Exhibit 99.1

ENERGY TRANSFER EQUITY

COMMENCES CONSENT SOLICITATION TO AMEND SENIOR NOTES INDENTURE

DALLAS — February 8, 2012 – Energy Transfer Equity, L.P. (NYSE: ETE) (the “Partnership”) announced today that it has commenced a solicitation of consents (the “Consent Solicitation”) to amend (the “Proposed Amendment”) the indenture (the “Indenture”) governing the Partnership’s 7.500% Senior Notes due 2020 (the “Notes”). The Consent Solicitation is being made in accordance with the terms and subject to the conditions stated in a Consent Solicitation Statement dated February 8, 2012 (the “Consent Solicitation Statement”) and in the related Consent Form (together, the “Solicitation Documents”), to holders of record (“Holders”) as of 5:00 p.m., New York City time, on February 7, 2012.

The Consent Solicitation is scheduled to expire at 5:00 p.m., New York City time, on February 16, 2012, unless extended or earlier terminated (the “Expiration Date”). Holders of Notes who validly deliver consents to the Proposed Amendment in the manner described in the Consent Solicitation Statement will be eligible to receive consent consideration equal to $7.50 per $1,000 principal amount of Notes for which consents have been validly delivered prior to the Expiration Date (and not properly revoked). Holders providing consents after the Expiration Date will not be entitled to receive consent consideration. Consent consideration will be paid to consenting Holders as promptly as practicable after the satisfaction or waiver of the conditions to the Consent Solicitation, including the completion of the proposed merger involving Southern Union Company (“SUG”) and the Partnership (which may not occur until after the Expiration Date), as further described in the Consent Solicitation Statement.

The Consent Solicitation is subject to a number of conditions that are set forth in the Consent Solicitation Statement, including, without limitation, (i) the receipt of the consent of the Holders of at least a majority in aggregate principal amount of outstanding Notes (the “Requisite Consent”), (ii) the execution and effectiveness of a supplemental indenture effecting the Proposed Amendment and (iii) the completion of a proposed merger with SUG (the “SUG Merger”), as further described in the Consent Solicitation Statement. Consents may not be revoked on or after the date the supplemental indenture is executed and becomes effective (which is expected to be promptly after receipt of the Requisite Consent and may occur prior to the Expiration Date if the Requisite Consent is received before then). If the supplemental indenture effecting the Proposed Amendment becomes operative, the Proposed Amendment will be binding upon all holders of Notes, whether or not such holders have delivered consents. A more comprehensive description of the Consent Solicitation can be found in the Solicitation Documents.

The purpose of the Consent Solicitation is to obtain the Requisite Consent for approval of the Proposed Amendment to modify the definition of “Restricted Subsidiary” under the Indenture to exclude the parent entity of SUG (“SUG Holdco”) and its Subsidiaries, including SUG, from the definition of “Restricted Subsidiary” under the Indenture. The Proposed Amendment would also make conforming modifications to the definitions of “Non-Recourse Indebtedness” and “Project Finance Subsidiary” under the Indenture. In addition, the Proposed Amendment will make certain other technical amendments described in greater detail in the Consent Solicitation Statement.

Credit Suisse Securities (USA) LLC is the Solicitation Agent in connection with the Consent Solicitation. Persons with questions regarding the Consent Solicitation should contact Credit Suisse Securities (USA) LLC at 212 325 5912 (collect) or (800) 820-1653 (toll-free) (Attention: Liability Management Group). Requests for copies of the Solicitation Documents and other related materials should be directed to D.F. King & Co., Inc., the Information and Tabulation Agent for the Consent Solicitation, at (800) 859-8511 (toll-free).

The Partnership’s obligations to pay the consent consideration are set forth solely in the Solicitation Documents. This press release is neither an offer to purchase nor a solicitation of an offer to sell any Notes. The Consent Solicitation is being made only by, and pursuant to the terms of, the Solicitation Documents, and the information in this news release is qualified by reference to the Solicitation Documents. No recommendation is made, or has been authorized to be made, as to whether or not holders of Notes should consent to the adoption of the Proposed Amendment pursuant to the Consent Solicitation. Each holder of Notes must make its own decision as to whether to give its consent to the Proposed Amendment. The Consent Solicitation is not being made in any jurisdiction in which the making thereof would not be in compliance with the applicable laws of such jurisdiction. In any jurisdiction in which the Consent Solicitation is required to be made by a licensed broker or dealer, they shall be deemed to be made by the Solicitation Agent on behalf of the Partnership. None of the Partnership, the Solicitation Agent or the Information and Tabulation Agent makes any recommendation in connection with the Consent Solicitation. Subject to applicable law, the Partnership may abandon, terminate, withdraw or amend the Consent Solicitation.

Energy Transfer Equity, L.P. (NYSE:ETE) is a publicly traded partnership, which owns the general partner and 100 percent of the incentive distribution rights (IDRs) of Energy Transfer Partners, L.P. (“ETP”) and approximately 50.2 million ETP limited partner units; and owns the general partner and 100 percent of the IDRs of Regency Energy Partners LP (“Regency”) and approximately 26.3 million Regency limited partner units.

Forward-Looking Statements

All statements in this press release that are not historical facts should be considered as “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, excluding historical information, include forward-looking statements. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. Statements using words such as “anticipate,” “believe,” “intend,” “project,” “plan,” “expect,” “continue,” “estimate,” “goal,” “forecast,” “may,” “will” or similar expressions help identify forward-looking statements. Although the Partnership and its general partner believe such forward-looking statements are based on reasonable assumptions and current expectations and projections about future events, no assurance can be given that such assumptions, expectations or projections will prove to be correct. Forward-looking statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the Partnership’s actual results may vary materially from those anticipated, projected, forecasted, estimated or expressed in forward-looking statements since many of the factors that determine these results are subject to uncertainties and risks that are difficult to predict and beyond management’s control. For additional discussion of risks, uncertainties and assumptions, see “Part II — Other Information – Item 1A. Risk Factors” in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011, as well as “Part I — Item 1A. Risk Factors” in the Partnership’s Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission on February 28, 2011 and the Consent Solicitation Statement.

Contacts

Investor Relations:

Energy Transfer

Brent Ratliff

214-981-0700 (office)

-more-

Media Relations:

Granado Communications Group

Vicki Granado

214-599-8785 (office)

214-498-9272 (cell)

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